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                                                                  Exhibit (9)(c)

                          SUB-ADMINISTRATION AGREEMENT


         AGREEMENT made this 1st day of May, 1998, between SEI Fund Resources ("SEI"), a Delaware business trust, and having its principal place of business at Oaks, PA 19456, and National City Bank ("Sub-Administrator"), a national banking association having its main office at 1900 East Ninth Street, Cleveland, Ohio 44114.

         WHEREAS, SEI has entered into an Administration Agreement, dated May 1, 1998 (the "Administration Agreement"), with The Armada Funds ("the Trust"), a Massachusetts business trust having its principal place of business at Oaks, PA 19456, concerning the provision of management and administrative services for the investment portfolios identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

         WHEREAS, SEI desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Portfolio and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. SERVICES AS SUB-ADMINISTRATOR. The Sub-Administrator will assist SEI in providing administrative services with respect to each Portfolio as may be reasonably requested by SEI from time to time. Such services may include, but are in no way limited to, such clerical, bookkeeping, accounting, stenographic, and administrative services which will enable SEI to more efficiently perform its obligations under the Administration Agreement. Specific assignments may include:

         (i) With regard to the investment adviser to the Trust, and at the direction of SEI, to:

                  a. advise with regard to various compliance requirements including but not limited to the performance of credit analysis as required by Rule 2a-7 under the Investment Company Act of 1940, as amended (the "1940 Act");

                  b. assist in the preparation of Trustees' compliance reports;

                  c. assist in the resolution of other technical issues of a non-compliance nature; and

                  d.       serve as on-site liaison;


         (ii) Gathering of information deemed necessary by SEI to support (a) required state



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         regulatory filings (including filings required to be made with tax, blue sky and bank agencies) and (b) required federal regulatory filings;

         (iii)  Preparation of statistical and research data;

         (iv) Assistance in the preparation of the Trust's Annual and Semi-Annual Reports to Shareholders; and

         (v) Assistance in the gathering of data from the investment advisor to the Trust for inclusion in SEI's periodic reports to the Trustees.

The Sub-Administrator will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

         2. COMPENSATION; REIMBURSEMENT OF EXPENSES. SEI shall pay the Sub-Administrator for the services to be provided by the Sub-Administrator under this Agreement in accordance with, and in the manner set forth in herein under Schedule A.

         3. EFFECTIVE DATE. This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Portfolio or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

         4. TERM. This Agreement shall become effective with respect to a Portfolio on May 1, 1998, and shall remain in effect for 2 years, and thereafter shall be renewed automatically for successive periods of two years unless terminated by either party on not less than 90 days prior written notice; provided, however, that after such termination for so long as the Sub-Administrator, with the written consent of SEI, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect, and further provided however, that this agreement shall terminate in any event upon the termination of the Administration Agreement. Either party to this Agreement may terminate such Agreement, without penalty, prior to the expiration of the initial term set forth above by providing the other party with written notice of such termination at least 60 days prior to the date upon which such termination shall become effective. Compensation due the Sub-Administrator and unpaid by SEI upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from SEI, in addition to the compensation described under paragraph 2 hereof, the amount of all the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to SEI, and/or their respective designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee to be paid by SEI, the Sub-Administrator will provide SEI and/or the Trust with reasonable access to any



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documents or records remaining in its possession.

         5. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to SEI or the Trust for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties. SEI agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to a Portfolio or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Portfolio given or made to the Sub-Administrator by a duly authorized representative of SEI; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give SEI written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.

         6. RECORD RETENTION AND CONFIDENTIALITY. The Sub-Administrator shall keep and maintain on behalf of the Trust all books and records which the Trust and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by SEI, or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         7. UNCONTROLLABLE EVENTS. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         8. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to SEI and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         9. RETURN OF RECORDS. The Sub-Administrator may at its option at any time, and



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shall promptly upon the demand of SEI and/or the Trust, turn over to SEI and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to SEI and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to SEI and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         10. REPRESENTATIONS OF SEI. SEI certifies to the Sub-Administrator that this Agreement has been duly authorized by SEI and, when executed and delivered by SEI, will constitute a legal, valid and binding obligation of SEI, enforceable against SEI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         11. REPRESENTATIONS OF THE SUB-ADMINISTRATOR. The Sub-Administrator represents and warrants that: (1) the various procedures and systems which the Sub-Administrator has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of the Trust and the Sub-Administrator's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of it obligations hereunder, and
(2) this Agreement has been duly authorized by the Sub-Administrator and, when executed and delivered by the Sub-Administrator, will constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         12. YEAR 2000 COMPLIANT. The Sub-Administrator warrants that all software code owned by or under the Sub-Administrator's control, used in the performance of the Sub-Administrator's obligations under this contract, will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to [a] date and data century recognition; [b] calculations which accommodate same- and multi- century formulas and date values; and [c] input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to the Trust.

         13. INSURANCE. The Sub-Administrator shall notify SEI should any of its insurance coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. The Sub-Administrator shall notify SEI of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify SEI from time to time as may be appropriate of the



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total outstanding claims made by the Sub-Administrator under its insurance coverage.

         14. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to SEI at the following address: One Freedom Valley Drive, Oaks, PA, and to the Sub-Administrator at the following address: National City Bank, Armada Funds Dept., 1900 East Ninth Street, Cleveland, Ohio 44114, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

         15. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         16. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Portfolio by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.

         17. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

         18. LIMITATION OF LIABILITY. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the trustees and not individually and that the obligations of this instrument are not binding upon any of the trustee, officers or shareholders of the Trust individually, but binding any upon the assets and property of the Trust.




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                        SEI FUND RESOURCES


                                        By:______________________

                                        Title:____________________


                                        NATIONAL CITY BANK

                                        By:______________________

                                        Title:____________________

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                               NATIONAL CITY BANK

Portfolios:       This Agreement shall apply to all Portfolios of the Trust, either now or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the "Portfolios"): Small Cap Value Fund, Equity Growth Fund,
                  Equity Income Fund, Small Cap Growth Fund, International
                  Equity Fund, Core Equity Fund, Ohio Tax Exempt Fund,
                  Pennsylvania Municipal Fund, Pennsylvania Tax Exempt Money
                  Market Fund, Money Market Fund, Government Money Market Fund,
                  Treasury Money Market Fund, Total Return Advantage Fund,
                  Intermediate Bond Fund, Enhanced Income Fund, GNMA Fund, Bond
                  Fund, Ohio Municipal Money Market Fund, National Tax Exempt
                  Fund, Real Return Advantage Fund, Tax Managed Equity Fund and
                  Balanced Allocation Fund.

Fees: SEI Fund Resources shall pay compensation to the Sub-Administrator pursuant to Section 2 of the Sub-Administrator Agreement in accordance with the following annual percentage rate.

                  Up to a maximum of .05% per year based on the average aggregate net assets. The fee is calculated and paid monthly.




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